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                                                                    Exhibit 99.3


                          WOLVERINE TUBE TELECONFERENCE

                                FEBRUARY 26, 2000

                                   9:30 AM CT

         OPERATOR: Excuse me, everyone. We now have Wolverine Tube's management team in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of the presentation, we will open the floor for questions. At that time, instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Thomas Johnson. Mr. Johnson, you may begin.


         MR. THOMAS JOHNSON: Good morning! Thank you for joining us today. This is Thomas Johnson, Director of Investor Relations and Communications. I would like to welcome you to Wolverine's conference call on the fourth quarter and year end results for 2000. With me today are Dennis Horowitz, Chairman, President and Chief Executive Officer; Jed Deason, Executive Vice President and Chief Financial Officer; and, Keith Weil, Sr. Vice President of Tubing Products.


         Before Dennis and Jed summarize the Company's performance, I would like to remind you that much of what we will discuss today involves our view of where the business is going--in other words, forward-looking statements. We wish to caution you that such statements are our expectations, and actual results may differ materially.

         I would also like to mention that this call is being webcast and is open to the media and the individual investors. Additionally, as a reminder, fifteen days prior to the end of each quarter, we will enter a "Quiet Period" when we will not comment on our outlook for the quarter's financial results or expectations. Outside of the "quiet period" we will continue to meet with investors, analysts, the media and others, in both group and one-on-one settings. A calendar of events is maintained on the Company's website and a copy of our presentations used during these meetings may be obtained by calling me at 256-580-3969.

         At this time, I'd like to turn the call over to Dennis.

         MR. DENNIS HOROWITZ: Thank you, Thomas. Again, good morning and welcome to our conference call. I am pleased to report that we delivered financial results ahead of the 2000 targets we announced a year ago. We achieved solid growth, even in the midst of a slowing economy and substantially higher energy, transportation and employee healthcare costs.

         For the fourth quarter of 2000 Wolverine earned $0.29 per diluted share, a 26 percent increase over last year's $0.23 per diluted share, and was in line with the street's consensus estimate. Net income in the fourth quarter was $3.6 million, compared to a net income of $3.1 million for the fourth quarter of 1999.

         Total pounds of product shipped in the fourth quarter of 2000 was 93.4 million pounds, a 2.8 million pound increase over the pounds shipped in the fourth quarter of last year.

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         Net sales for the fourth quarter of 2000 totaled $171.7 million, a 10 percent increase over the fourth quarter of 1999. The increase in net sales for the quarter was principally driven by the successful acquisition of Wolverine Joining Technologies, significantly higher volumes of technical tube and higher average COMEX copper prices during the period. The average COMEX price of copper in the fourth quarter of 2000 was $0.86 per pound compared to $0.80 per pound in the same period of 1999. Offsetting these increases were decreases in volumes and prices for wholesale products and, to a lesser extent, lower volumes of industrial and copper alloy tube.

         The quarter just completed was the fifth consecutive quarter in which we experienced an improvement in gross profit over the prior year period. To a large extent the improvements we are seeing are the results of our combined focus on cost-reduction and productivity. During the quarter we also benefited from a richer mix of products sold versus the fourth quarter of 1999.

         Now looking at the 2000 full year, it was a good year and we achieved our goals in spite of higher interest rates and a slowing U.S. economy, sharply higher electrical and natural gas prices, sharp increases in employee healthcare costs, a cool summer in the northeast, which resulted in higher inventories at some of the HVAC suppliers and OEMs, and a strong U.S. dollar, especially given our growing sales into Europe.

         These types of challenges are exactly why we implemented our WOW program and embarked upon our capital improvement program, Project 21. Concentrating on the fundamentals has offered us the opportunity to lower our cost structure and has given us the ability to absorb and offset the majority of these cost increases and deliver solid results for 2000.

         Net income for 2000 was $23.5 million, or $1.88 per diluted share. Total pounds of product shipped in 2000 increased to 392.8 million pounds. Net sales for 2000 were a record $700.2 million. The average price of copper in 2000 was $0.84 per pound, up from $0.72 per pound in 1999.

         In 2001 we look forward to another good year for Wolverine, targeting five to seven percent growth in volume, and an eight to 13 percent increase in earnings per share. While we expect the U.S. economy to show little growth in the first half, we do anticipate improving conditions throughout the balance of the year. This economic outlook, coupled with our productivity actions, asset utilization and WOW initiatives, gives us confidence in delivering these results.

         Jed will now provide some insights behind the numbers for the fourth quarter. Then I will make some closing remarks regarding where we see the business today and where we think it is going.

         MR. JED DEASON: Thank you, Dennis and good morning to everyone. As previously mentioned, in the fourth quarter of 2000, total pounds of product shipped increased three percent over the comparable period last year to 93.4 million pounds, reflecting an improvement in demand for technical tube and the addition of Wolverine Joining Technologies, as well as a continued strength in demand for our rod, bar and strip products. This was partially offset by



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decreases in the wholesale products, and, to a lesser extent, decreases in industrial and copper alloy tubes.

         Shipments of commercial products increased four percent to 53.9 million pounds as compared to the fourth quarter of 1999, primarily the result of the strong increase in demand for technical tube over the prior year period and the Wolverine Joining Technologies acquisition. This increase was partially offset by lower volumes in industrial tube, reflecting the slowdown in the residential air conditioning market. Alloy tube shipments were also lower in this quarter of 2000 than in the fourth quarter of 1999 due to our product rationalization for this product group.

         Shipments of wholesale products totaled 16.7 million pounds, a seven percent decrease over last year's fourth quarter of 17.9 million pounds. It is our opinion that on a year-over-year basis wholesale products were negatively impacted by higher interest rates, which have in turn caused a slowdown in the residential construction markets in both the United States and Canada. This has adversely affected both demand and pricing for wholesale products in both markets. Compounding this macroeconomic issue, shipments and pricing in Canada have been impacted by offshore competition entering the marketplace. To a large extent, we have been able to stem this inflow with our enhanced customer incentive sales program.

         Shipments of rod, bar and strip products increased by eight percent to
22.8 million pounds as compared to the fourth quarter of 1999. This primarily reflects the positive impact of higher shipments of strip from the WRI joint venture. To a lesser extent, higher shipments of rod and bar products from our Montreal facility also contributed to this increase.

         Fabrication revenues for the Company increased nine percent to $80.5 million, or $0.86 per pound, which includes the benefits from the addition of Wolverine Joining Technologies. Fabrication revenues in the commercial products increased approximately 17 percent to $64.6 million, reflecting the Wolverine Joining Technologies acquisition and higher volume levels of technical tube. On a per unit basis, fabrication revenues were $1.20 per pound, an increase of $0.13 per pound from the fourth quarter of 1999, which is the result of a richer mix of products sold during the quarter - specifically technical tube, brazing alloys, fluxes and solders.

         Fabrication revenues in the wholesale products decreased 39 percent to $5.4 million from the prior year's fourth quarter, reflecting weaker demand and pricing in both the United States and Canada, as we have previously discussed. On a per unit basis, fabrication revenues were $0.32 per pound, a $0.17 per pound decrease from the fourth quarter of 1999.

         Rod, bar and strip fabrication revenues increased to $10.6 million from the fourth quarter in the prior year. On a per unit basis, fabrication revenues were $0.46 per pound, a decrease of $0.02 per pound from the fourth quarter of 1999.

         Gross profit in the fourth quarter of 2000 increased to $17.2 million. It's important to point out that this increase in gross profit was achieved while incurring substantially higher energy, transportation and health care costs. Thus far, we have been able to absorb these increases through our efficiency programs. In fact, we were able to absorb an incremental $1.7 million of these costs in the fourth quarter. If you were to exclude these abnormal cost increases, gross profit would have increased by about 11 percent to $18.9 million. However, as we have


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previously discussed, the higher costs will continue to present challenges for us and other manufacturers to overcome on a go-forward basis. In terms of our actions, we have implemented energy conservation programs, we have continued energy hedging programs, and we have undertaken other various actions to mitigate the impact of these increasing costs on our Company.

         Gross profit for our Commercial Products increased five percent to $14.2 million, which was the result of increased technical tube volumes and the positive impact of Wolverine Joining Technologies, which was mitigated during the quarter by normal transition cost. The improvement in gross profit was also offset by the adverse impact of higher energy and transportation costs.

         Gross profit for Wholesale Products decreased 31 percent to $1.3 million, reflecting the previously-discussed decline in demand and pricing.

         Gross profit for Rod, Bar & Strip was unchanged. This result reflects primarily the cost associated with expanding our product capacity and product offering capabilities at the WRI-Fergus facility.

         Our Selling, General and Administrative expenses remain at about five percent of sales, which is a good indicator that headcount and discretionary spending remain under control. Including Wolverine Joining Technologies, Selling, General and Administrative expenses were $8.8 million in the fourth quarter of 2000, as compared to $8.2 million in the fourth quarter of 1999. Excluding Wolverine Joining Technologies, SG&A dollar expenses were unchanged quarter-over-quarter reflecting our aggressive cost controls.

         Compared to the prior year, net interest expense increased $766,000 to $3.8 million in the fourth quarter of 2000, primarily reflecting the additional borrowings to fund the Wolverine Joining Technologies acquisition.

         The effective tax rate for the fourth quarter of 2000 was 29.7 percent, as compared to 35.7 percent in the fourth quarter of 1999. During the quarter, the Company had more income from tax jurisdictions with lower tax rates than it did in the year-ago quarter.

         At the end of the fourth quarter of 2000, the Company had repurchased 179,900 shares of common stock under its current one million-share repurchase program.

         Now looking at the balance sheet--at the end of the quarter cash was $23.5 million. Accounts receivable were $105.0 million, which reflects an increase in the copper prices and the addition of Wolverine Joining Technologies. At quarter end, we had days sales outstanding at 48 days and Accounts Receivable turns at 7.6 times, compared to days sales outstanding of 47 days and turns of 7.8 times in 1999. As expected, with a higher percentage of international sales in Europe and Asia, both days sales outstanding and turns increased slightly. Inventories were $108.2 million, which includes the effect of higher copper prices during the quarter and the addition of Wolverine Joining Technologies. The good news is that inventory turns improved to 8.9 times versus
8.5 times in the comparable year-ago quarter. Debt was $241.2 million, which was comprised of $150 million in Senior Notes and $91.2 million outstanding under our revolving credit facilities. Stockholders Equity was $232.4 million.


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         In addition, depreciation & Amortization was $4.6 million for the quarter and $17.9 million year-to-date. EBITDA was $13.6 million for the quarter and $67.8 million for the year. Capital spending was $10.2 million in the quarter and $35.5 million for the year. Capital spending for 2001 should be in the range of $35 to $40 million as we complete our capital improvement program, Project 21 and our continued global expansion. On a final note, I am pleased to say that we achieved a positive free cash flow in line with the 2000 targets we previously announced. For 2000, free cash flow, which is defined as cash from operations less capital expenditures, was $1.0 million. Net cash provided from operations in 2000 was $36.5 million, compared to $18.9 million in 1999. For the fourth quarter of 2000, net cash provided from operations was $18.0 million, compared to $17.0 million in the fourth quarter of 1999.

         I would now like to turn the call back over to Dennis.

         MR. DENNIS HOROWITZ: Thank you, Jed. Even with the slowdown in the U.S. economy, the domestic and international demand for the majority of our products is stable and remains encouraging.

         Sales of industrial tube, used in residential air conditioners, were at record levels for Wolverine in 2000 despite the unusually cool summer in the northeast. We were able to achieve this record given our broad customer base with its geographic dispersion along with further acceptance of our Jackson product. For the unitary air conditioner industry in total, ARI reports that inventory levels are slightly above last year, but have begun to decline. This inventory situation, compounded by a slower economy, has caused some softness in the market. With this in mind, we expect this year's industrial tube demand to be down about three to five percent from last year, which would put 2001 in line with 1999 levels. Having said that, it is important to remember that approximately 70 percent of the units sold are replacement sales for the OEM, and a normal cooling season could very easily make 2001 another record year.

         Demand for technical tube, used in commercial chillers, was stronger than expected during the fourth quarter and continues to show positive momentum. We remain focused on maintaining our domestic business and expanding market share overseas. In fact, our Shanghai facility is running exceptionally well and continues to expand its output. We are also enjoying market penetration in Europe.

         Speaking of Europe, I am pleased to announce that Wolverine has finalized its plans to build a 33,000 square foot technical tube facility in Esposende, Portugal, which is about 20 miles north of Porto in northwestern Portugal. This will mark the first time Wolverine has produced technical tube in Europe, and demonstrates the high level of commitment and confidence that we have in our customers and the European market. Furthermore, this location provides us with additional opportunities to expand our fabricated products and joining technologies offerings in the European market. Wolverine will invest $9 million in the facility. Importantly, please note that this amount was included in the range of capital expenditures for 2001 that Jed just referenced.

         We decided to build the plant in Portugal because of its proximity to the Company's customers and the availability of a quality, technically competent workforce. To date, Wolverine has secured various financial incentives from the Portuguese authorities and is moving forward


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with construction in early March. Initially, the facility will have a capability or capacity of five to six million pounds and employ about 60 people. We expect to begin ramp-up production in the fourth quarter of this year and be in full commercial production in the first half of 2002. I am also pleased to say that Mark Brown, who led the very successful startup of our Shanghai facility, will be the General Manager of the Portugal facility. Mark and his family have already relocated and are living in Esposende.

         Moving on to the other Wolverine products, in 2000 demand for fabricated products was at a record level. Although the manufacturing sector of the economy has been hit hard during this slowdown, we still expect 2001 to be another growth year for our fabricated products group. We continue to see additional domestic and global growth opportunities, especially as we broaden our business presence in Asia and Europe.

         In the wholesale products market, which consists of plumbing and refrigeration tube, we are continuing to see sluggish demand exacerbated by erratic pricing from some competitors. While we expect the first half of 2001 to show little improvement due to these factors, we do anticipate improving conditions throughout the balance of the year. But, as also previously discussed, this is a commodity product with its attendant volatility.

         In terms of our strip business, we are continuing to see significant opportunities both in North America and around the globe. In fact, almost 50 percent of WRI's sales are outside of North America. On the integration side of WRI, the transferring of production capabilities is commencing, and we expect to start realizing the benefits from this realignment in the latter part of this year and into 2002.

         As you know, we recently completed the acquisition of the Joining Technologies business from Engelhard. This acquisition significantly enhances our growth prospects worldwide and uniquely positions us to better serve our customers around the globe. We are now offering our customers a wider range of complementary, high-quality products. The reaction of our customers has been extremely favorable. To this end, we are already experiencing opportunities to leverage our respective customer relationships and expect to realize increasing benefits throughout the year. Further, we are beginning to see early manufacturing and infrastructure synergies as we assimilate the business into Wolverine.

         Looking at the Company as a whole, our core businesses are solid. We continue to expect productivity and profit improvements from Project 21 and ongoing benefits from Wolverine Joining Technologies. The combination of these elements lead us to expect positive earnings per share growth in 2001. At the same time, we, like most companies, are facing abnormally high energy and transportation costs, as well as accelerating employee health care costs. Netting the upsides and the downsides, we expect 2001 earnings per share to be in the range of $2.02 to $2.12, or an eight to 13 percent increase over last year.

         For the first quarter of 2001, we expect the Company's first quarter results to be in the range of $0.51 to $0.55 a share. This reflects higher electrical and natural gas prices, which are up 3 fold year-over-year; weaker demand for wholesale and erratic pricing by some competitors; general economic malaise; and, thus far, an unclear unitary market.


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         In conclusion as we look at the year in total, presuming that the economy does not weaken beyond current expectations, we are optimistic about our outlook because Wolverine Joining Technologies will increasingly contribute to our earnings during the year; we will see increasing benefits from Project 21; our Chinese and other global businesses continue to grow; we will continue to introduce new products which drive share and make us more competitive; we are maintaining and in may cases growing market share; and, by no means last, we have a strong management team that is willing and has demonstrated the ability to drive improvements under difficult conditions.

         Now Jed, Thomas, Keith and I would be happy to answer any questions that you may have. Operator, please open the line for questions. Operator?


         OPERATOR: Sorry. At this time we will open the floor for questions.
If you would like to ask a question, please press the star key, followed by the one key on your touch-tone phone now. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the questioning queue, please press star followed by two.

         Our first question comes from Doug Moffat with Robinson-Humphrey.

         MR. DOUG MOFFAT: Good morning.

         MR. DENNIS HOROWITZ: Good morning, Doug.

         MR. DOUG MOFFAT: A couple of questions, if I could. On the joining products acquisition, could you tell us what the revenue and the gross and operating profit contributions in the quarter were?

         MR. DENNIS HOROWITZ: I'll speak to some of that, Doug. Revenue in the quarter was a little less than $10 million, which is right in line with the guidance that we gave in terms of annualization of that for the full year. We also said, going to the bottom line, that we didn't expect much earnings accretion in the first quarter, just given the fact that we have normal integration expense, people-related expenses, things like that. We did say for the year that we would be looking at $0.12 to $0.15 accretion, and we do expect that as well.

         MR. DOUG MOFFAT: So it might have been, then, single-digit gross margins in the first quarter? Roughly?

         MR. JED DEASON: Doug, you're talking about percentage of gross profit to the sales dollars, right?

         MR. DOUG MOFFAT: Yes.

         MR. JED DEASON: No, it would be low double-digits. Low to mid double-digit margins. In fact, their margins will be accretive to the margin overall of Wolverine. But we did have integration costs in the fourth quarter, as Dennis pointed out, that limited what pull-through came to the operating income line in the fourth quarter. And we will continue to ramp-up that integration process through the first half of this year. We will achieve our $0.12 to $0.15 a share contribution from Joining Technologies in 2001.


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         MR. DOUG MOFFAT: And, of those unusual costs you broke out, a million-seven, I think it was, will basically all of that continue, going forward here into the first quarter?

         MR. DENNIS HOROWITZ: The million-seven is made up of just energy and healthcare costs, Doug. Energy, as you all know, is bouncing around like crazy. Thus far, quarter-over-quarter, I'm talking about the first, we've seen a 42 percent increase of energy costs versus the same quarter last year. And we see it coming down a little bit, but it's not entirely clear where that's going to be longer-term and we're using some outside experts who expect it to come down even further.

         MR. DOUG MOFFAT: So more or less the same in first versus fourth quarter?

         MR. DENNIS HOROWITZ: I'm sorry, I misspoke. The 42 percent is sequential, fourth-to-first. Actually, first-to-first, first quarter of 2000 to first quarter of 2001, energy is up threefold.

         MR. DOUG MOFFAT: So that 1.7 could be more in the first quarter?

         MR. DENNIS HOROWITZ: We would expect it to be more in the first quarter, yes.

         MR. JED DEASON: Comparing to the first quarter of last year, Doug.

         MR. DENNIS HOROWITZ: Right.

         MR. DOUG MOFFAT: Well, I'm thinking about the fourth quarter you just told us about, the 1.7.

         MR. JED DEASON: That would the 42 percent sequentially.

         MR. DOUG MOFFAT: Yeah, okay. And you did a good job of reviewing a lot of information on the segments, but I just wonder if, in just a simple overview fashion, whether you could take the major components of commercial product lines and talk about what the profitability trend has been in the fourth quarter, sequentially and year-to-year, just to help us bracket where we are with those?

         MR. DENNIS HOROWITZ: Okay, let me take a shot at it in a general sense, because, as you know, we don't get too specific.

         MR. DOUG MOFFAT: Sure.

         MR. DENNIS HOROWITZ: Clearly, on the downside, and it's not part of the commercial group, wholesale has been a significant drain in terms of profitability, and has to a very large extent offset a good deal of the progress we've made in other areas. Technical tube, as we said, was a draw. Pricing remained stable, most of that is contractually-driven and, of course, remains among our most profitable products, along with fabricated products. We saw increases in fabricated product demand, that now includes Joining Technologies, the ASPs on Joining Technologies are substantially higher than they are on normal fabricated products, that's no surprise, especially given the fact that some products contain a very large element of silver.



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Profitability of industrial tube remains more or less the same. Actually, we saw on the stock market a little bit of price increases, although most of that is driven by contractual obligations as well, but we saw a bit of a fall off in volume as some of our customers are conservative, given inventory overhangs and our sensitive predictions about the weather.

         MR. DOUG MOFFAT: So, in the industrial tube, compared to the third quarter, the volumes would have been off a little bit and profitability off a little bit?

         MR. DENNIS HOROWITZ: Yes, the profitability is a function of volume, not of price.

         MR. DOUG MOFFAT: Okay. Then in technical tube, so you talk about the pricing as largely contractual and stable, and I think you did mention in the press release, I think the volume was up year-to-year, how about versus...so I guess what we're talking about is volume gains here more than, you know, pricing or margin improvement. Could you talk about perhaps how much the volume has improved versus a year ago or your expectations? And whether you think that will continue?

         MR. DENNIS HOROWITZ: We saw healthy fourth quarter increases in volumes versus prior year - up well over 20 percent year-over-year. We saw low double-digit increases, and while pricing is relatively stable, I should point out going forward our Project 21 activities and our WOW activities and our new product activities allow us to address either cost or product substitutions that make technical tube more important from a profit point of view element than it is even today. On the downside, I would also mention that we have been penetrating the European marketplace. While that's good news in almost every respect, the strong dollar has caused us some loss of profitability. That will disappear when we are producing in Portugal, and we got a very good reception from our customer base over there, so we expect to eliminate that as Portugal ramps up.

         MR. DOUG MOFFAT: Thanks very much. I appreciate it.

         OPERATOR: Our next question comes from Gary Goldstein from Gilford Securities.

         MR. GARY GOLDSTEIN: Hi, guys. Congratulations on a really good quarter in a really tough environment.

         MR. DENNIS HOROWITZ: Thank you, Gary.

         MR. GARY GOLDSTEIN: Most of our questions were answered, but Laurie and I had a couple. Could you discuss technical tube geographically? You did mention Europe, but could you mention how things are going geographically for technical tube? And can you kind of, if you could, walk us through a little bit about cash flow in 2001?

         MR. DENNIS HOROWITZ: Okay, why don't I do the following: technical tube, and, of course, what we're going to do in Portugal, is a responsibility that falls under Keith Weil, our Senior Vice President of Tubing Products. So it might be good to hear him speak a little bit about that. And then Jed will speak about cash flow.

         MR. GARY GOLDSTEIN: Great.


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         MR. KEITH WEIL: Technical tube has been strong. It's been strong partly because of the Asian market and some of our customers actually exporting from their U.S. operations to Asia, driven very much by the telecommunications and semiconductor growth, with new facilities there or even new communications facilities. With our promise of going to Europe, it has also allowed us additional penetration into the European market. We had lost ground years ago in Europe because of the strong desire of our customers there for us to be manufacturing there--we did not set up that facility. Now with our promise to set up that facility and reviewing those plans, we've been gaining market share over there, and we expect to continue to do so as that facility ramps up towards the fourth quarter and into the first quarter of next year.

         MR. DENNIS HOROWITZ: I would add one other point, I think, that's also very important as it relates to technical tube, and that is that over the past two years we have in each of those years introduced more new products than we had cumulatively over the past five or six years. So, as we think about that business, it is obviously a market share issue and there's always a cost issue. But we bring our customers new functionality and new technology, which allows us to obsolete ourselves. It allows us to maintain our lead and grow our lead, and gives us the benefit of addressing price rather than just simply taking it down by way of substitution. And your second question was related to cash flow.

         MR. GARY GOLDSTEIN: Well, actually, can I follow up on that one? Since we're already talking about technical tube, not to get too micro, but for those of us, to help us understand, you guys have a facility in Shanghai...

         MR. DENNIS HOROWITZ: Yes.

         MR. GARY GOLDSTEIN: And you're shipping from North America technical tube to Asia. Is Shanghai going to expand to cover the demand there or...?

         MR. KEITH WEIL: What I would say is that some of our customers in the United States are also exporting, but our facility in Asia, we did ramp up a third shift through this period of time, and we will also be adding equipment to that facility as we speak, so things are going very, very well there and we're, of course, not only servicing the Chinese market from that facility, but also other markets throughout Asia. Including Japan.

         MR. GARY GOLDSTEIN: So, having added a third shift there, what would be the capacity we could look forward to over, let's say, the next coming three or four quarters? Or is that getting too micro?

         MR. KEITH WEIL: Yeah, I think that is getting a little bit too specific, given the competitive environment that we're operating in.

         MR. GARY GOLDSTEIN: Thank you.

         MR. JED DEASON: Looking at our cash flow, looking forward to 2001 to our cash flow--first, before I look forward, I'd like to reiterate that we did have positive free cash flow in 2000, which is in line with the guidance that we have provided in the second quarter and reiterated in our third quarter release. And that is coming off, really, two years of negative free cash flow. We expect to continue that trend going into 2001, with the spending in the $35 to $40



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million range. We are forecasting our free cash flow to be in the range of $5+
million. We are achieving that through our continued focus on working capital management, the receivables side, the inventory side, as well as the liability side working with our vendors on the accounts payable side.

         MR. GARY GOLDSTEIN: Great, thank you guys very much.

         MR. THOMAS JOHNSON: Thanks, Gary.

         OPERATOR: Our next question comes from Bob Littell from M.D. Sass Investor Service.

         MR. BOB LITTELL: Ah, yes, good morning. I wonder if you could give us the impact of foreign currency changes on sales in the quarter and the year?

         MR. JED DEASON: We have had some impact on foreign currencies on our sales. As we're just entering the European marketplace, we have not broken out that number specifically. We do take some steps to hedge that exposure, but, having said that, as we move into Europe and to manufacture there, we'll certainly have to mitigate that. We've always had exposure between the U.S. dollar and the Canadian dollar. That was certainly favorable to us in 2000... in the 2000 year... it was slightly favorable to us in 2000.

         MR. BOB LITTELL: And one other question...on the fourth quarter income statement, there was a one-half million dollar swing on the Other Income (Expense) line. I wonder if you could explain that?

         MR. JED DEASON: In the fourth quarter, that's primarily the currency gain between the U.S. and the Canadian dollar in the fourth quarter.

         MR. BOB LITTELL: Got it.  Thanks very much.

         OPERATOR: Our next question comes from Jim Thayer of Prudential Securities.

         MR. JIM THAYER: Thank you and good morning. Would you discuss a little bit more about your energy usage? I think you mentioned that energy costs tripled year-over-year. What kind of energy do you use? What has been the effect of your steps to conserve energy usage? And give us an idea of what your energy costs are.

         MR. DENNIS HOROWITZ: We use energy in a good number of our processes, Jim, and the types of energy we use are principally natural gas and electric energy. Natural gas is used on the melting side, electrical energy is used, obviously, on a lot of the large motors that pull copper or process copper or heat ovens that anneal copper and copper alloys. And we use energy principally in our large mills: Montreal, London, Decatur; although we use energy, obviously, but to a lesser extent, in fabricated products and Joining Technologies. We, just as everybody else, have seen substantial increases in energy. I know in January of this year, if I remember correctly, energy was $10/MMBTU and in the first quarter of 1999 it was like $2.50 or thereabouts. So you see some very substantial changes. We've done a number of things. The first is that we have gone through, internally, a very thorough review of how it is that we could



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

be more conservative in terms of using our energy, akin to turning out the lights when you leave the room, although somewhat difficult given the fact that some of our processes need to be continuously run. But that's helped us. Over the year or so, or year-and-a-half or so, that we have had our WOW program in place, we have put in place energy conservation capabilities, energy conditioning equipment in front of some of our larger pieces of equipment, and we did it as part of a savings program, not anticipating such a run-up in energy. But, fortuitously, we had that stuff in place anyway.

         We have worked and are working with two outside consultants. These are people that are helping us understand, as best one can understand these things, where energy prices are going, and we have put in place hedges wherever we could to see if we could mitigate that. Being a little judicious because it's bounced around so quickly that in some cases it ramped up quicker with some hedges, on the other side we don't want to hedge so high that we don't lock ourselves in when energy falls. So we're doing all of those things, and it's very much a part of our ongoing operations discussions.

         MR. JIM THAYER: Oh, okay. Second, would you talk a little bit about the pricing environment in wholesale?

         MR. DENNIS HOROWITZ: That's a very difficult one to speak about because it is a commodity product and we are surprised, frankly, that a number of competitors are operating in what I'll say is an immature way related to price. And we're not sure why they're doing it, and obviously we have no discussions or other insights into anything we see except in the marketplace. We expect it to firm, especially in the second half. Why? Because if the economy strengthens, if interest rates are lower, housing starts increase a little bit, then, of course, we hope to see an increase in demand and that should carry with it an increase in price. We saw earlier in 1999 an incursion by a number of foreign competitors into Canada. That had the impact of bringing spot prices down quickly. But we put in place some very creative incentive programs that have caused us to recoup almost entirely those incursions in terms of share and also allowed us to work to firm up pricing a little bit. But it's really hard to talk about where price is going to go in that very commodity marketplace, especially when people act, as I said, erratically or immaturely.

         MR. JIM THAYER: Okay, thank you. And then, finally, the previous questioner asked some of this but, Jed, would you go over a little bit the year-over-year shift in the fourth quarter? The amortization and other net went from a -1.029 million to a +520,000.

         MR. JED DEASON: And that, Jim, that was primarily due to the change in the currency rate between the U.S. and Canada - gave us a gain in our currency transactions there.

         MR. JIM THAYER: Versus the prior year?

         MR. JED DEASON: Yes, versus the prior year. That's correct.

         MR. JIM THAYER: What was the prior year loss? Can you give us some idea?

         MR. JED DEASON: I do not have that number, Jim. If I could get back to you on that? I just don't have that with me here right now.


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

         MR. JIM THAYER: Okay, I think you mentioned it was a million dollar gain and the year-over-year shift was about 1.5 million. Did I understand that?

         MR. JED DEASON: I don't believe I said it was a million dollar gain, but I think that's probably pretty close.

         MR. JIM THAYER: Okay, thank you very much.

         OPERATOR: Our next question comes from Doug Moffat of Robinson-Humphrey.

         MR. DOUG MOFFAT: Yeah, on the tax rate, what would you think would be a good estimate for the tax rate for this year and will the new plant in Europe change that in 2002?

         MR. JED DEASON: It could have some impact in 2002, Doug. We do have some tax incentives from the Portuguese government, tax abatements from the Portuguese governments, which would be favorable for us. We're using a rate in 2001 of 36.5 percent.

         MR. DOUG MOFFAT: And so overall you think that might be a little lower in 2002?

         MR. JED DEASON: Yes, it very well could be, with the tax incentives - the tax abatements in Europe.

         MR. DOUG MOFFAT: And if I could switch to Fabricated Products, Dennis, what's the competitive landscape there? Anything meaningful going on there in terms of new product lines, new customers, exiting product lines, any competitive moves that you're aware of?

         MR. DENNIS HOROWITZ: I think that the competitive situation, Doug, is very much what I've said it has been for quite some time. The competition, for us, is not so much third-party producers that have better quality or price or broader product range. In fact, we don't know of any third party producers that have better position in the marketplace than we. The competition, in a sense, is with the OEMs, the people that are currently producing the product in their own factories that are struggling with wanting to outsource all of that to pick up space, to pick up cash, to free management time. And we are enjoying more and more acceptance of companies saying, "It just doesn't pay to do it ourselves. Wolverine can do it more efficiently, they can do it more inexpensively, and they can do it with a higher quality." And while we never, ever speak about individual customers, I can tell you that many of the major customers with whom we deal, are dealing with us more and more. And not just in North America any longer. We have also begun to enjoy some success internationally with fabricated products and as we think about Portugal, while we posture it today as a technical tube type facility, there is square footage allotted to do more of other things, including fabricated products, in that facility.

         MR. DOUG MOFFAT: So, is the business, you know, to get a little bit more flavor for it, a good bit of it with the majors that you're doing business with? So the effect would be to strengthen your position with all product lines with them? Is that kind of the impact?

         MR. DENNIS HOROWITZ: The answer is yes, it is with the majors that we have. But it also is a much broader-based business than our tube business in many cases. It serves a great deal more than HVAC. And another benefit that I haven't mentioned, but we did certainly when


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

we talked about the acquisition of Joining Technologies, is that there is a close integration of product manufactured and product used between our Fabricated Products business. It does a lot of brazing, obviously, and that's made at Joining Technologies. So we have some vertical integration that we haven't had before.

         MR. DOUG MOFFAT: Does that have the effect of getting you more Fabricated Product business? Or getting you more Joining business?

         MR. DENNIS HOROWITZ: Both. We have a sales group and setup relationships in Joining Technologies that extends beyond some that we have in Fabricated Products. And in Fabricated Products we deal with customers, as well as in our tube business we deal with customers, that Joining Technologies has not had before. Additionally, Joining Technologies, as it was run under Engelhard, was 100 percent focused on North American customers, and we have been expanding that focus now to Asia and Europe. So we see a whole bunch of synergies that we are just beginning to realize as we work with those customers, they work down inventories of other producers, they go through their remaining contractual time periods with other customers, so we think that that's where the upside is and that's why we see the phase-in of the benefits of Joining Technologies increasing throughout the year.

         MR. DOUG MOFFAT: And Dennis, if you were to think about the market being flat as an assumption for these products, then would these market share gains or outsourced opportunities, however you want to look at it, might they, in 2001 versus 2000, represent, you know, a few million of incremental sales? Or would it be possibly larger than that?

         MR. DENNIS HOROWITZ: I would think that the more difficult the markets are for our customers, the more likely it is that they would want to outsource some of this stuff. Because they would be looking for ways to increase their profitability, to decrease their cash usage, to allow their management to concentrate on making money in those areas in which they fundamentally need to have competence. What we do for them are ancillary things that they simply must do but they are not strategic drives to their business. So I think the harder the environment gets for them, the more likely it is they're gonna look for alternative ways to get returns on their investments, and it's certainly not gonna be by doing that kind of stuff internally in their valuable space.

         MR. DOUG MOFFAT: And what's the sales cycle here?  Is it short or long?

         MR. DENNIS HOROWITZ: It depends. That's kind of a silly answer, in a sense, but it's true. The products themselves are relatively easy to make, but the engineering communities, in all due respect, are anal, in that these pieces of equipment go into units that are then all sealed up. So they really want to qualify them, they want to test the quality, they want to cycle them through. They want to do everything that engineers should do. So it could take several months to six to eight months, just depending on the particular application and, frankly, the particular customer. Having said that, many of the things we provide to Customer B, we've been making for Customer A for many, many years, so it's not so much an issue on our side as the degree of comfort they need to have on theirs.

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

         MR. DOUG MOFFAT: So you've got a pretty good idea, kinda like, what your share looks like out here for the next...for this year, anyway?

         MR. DENNIS HOROWITZ: In terms of...

         MR. DOUG MOFFAT: The Fabricated Products. In terms of how much additional business you got onboard coming in.

         MR. DENNIS HOROWITZ: We have a, we have a strong backlog of new products and visibility to what they are. I think the only thing we would find a bit nebulous again is how quickly the customers will go from the design cycle to the full commercialization cycle.

         MR. DOUG MOFFAT: Okay.  That's helpful.  Thank you.

         OPERATOR: Mr. Johnson, at this time there are no more questions.

         MR. THOMAS JOHNSON: Okay, Operator, we will conclude the call and want to thank everyone for their participation. If you have any follow-up questions, please feel free to give us a call.

         MR. DENNIS HOROWITZ: And I want to also thank everyone. Have a pleasant day.


                          CONCLUSION OF CONFERENCE CALL




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